Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Second Quarter 2005 Earnings

(Bassett, Va.) – June 28, 2005 – Bassett Furniture Industries Inc. (Nasdaq: BSET) announced today its earnings for its fiscal quarter ended May 28, 2005.

Sales for the second quarter of 2005 were $83.1 million, up 3.4% from second quarter 2004 levels, led by a $9 million or 22% increase in shipments to Bassett Furniture Direct (BFD) stores, which outpaced approximately $6 million of expected attrition with traditional furniture stores.

The Bassett Furniture Direct retail store program continues to grow with 121 stores currently in operation. Licensees opened two stores and closed two during the second quarter. The Company expects licensees to open another 10 to 12 stores in the second half for a total of 20 to 22 new BFD stores in fiscal 2005.

Margins were up slightly due to an increased sales mix of imported products. SG&A expenses were up slightly due primarily to increases in marketing spending.

The Company reported net income for the quarter of $1.0 million or $.09 per share including a $2.5 million pretax impairment charge for the previously announced acquisition and consolidation of eight BFD stores in Dallas, Texas. Excluding this charge, net income was $2.6 million or $.22 per share compared to net income of $1.9 million or $.16 per share in the second quarter of 2004.

The Company acquired a controlling interest in its Dallas licensee and has accounted for this transaction using the purchase method of accounting. The $2.5 million charge reflects the excess of cash paid, notes receivable converted and liabilities assumed over the fair market value of net assets acquired (primarily inventories, fixed assets and recorded goodwill).

Year-to-date, net income for 2005 is $3.4 million or $.29 per share including the impairment charge. This compares to $4.2 million or $.36 per share for the first half of fiscal 2004. Excluding the charge, year-to-date net income is $4.9 million or $.42 per share which compares to $3.4 million or $.30 per share in 2004 (excluding an unusual gain and restructuring and impaired asset charges in 2004). A reconciliation to the net income and earnings per share calculations has been set forth below.

“We are pleased with the growth of our Bassett Furniture Direct program and the continued strong performance from imported products within our wood division,” said Robert H. Spilman Jr., president and chief executive officer. “Business conditions continue to be fairly tough at the retail level, especially in certain key markets. We are focused on continuing to improve every aspect of the BFD store program, enhancing our marketing strategies, and improving the performance of our domestic wood operations.”

The Company generated positive cash flow during the quarter through a combination of earnings and reductions in domestic wood inventories. The Company paid its regular quarterly dividend to shareholders during the quarter.

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on September 1, 2005, to shareholders of record on August 17, 2005.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With over 120 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of 2005, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended May 28, 2005		13 Weeks Ended May 29, 2004
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$83,063	100.0%	$80,355	100.0%

Cost of sales	60,913	73.3%	59,936	74.6%

Gross profit	22,150	26.7%	20,419	25.4%

Selling, general and administrative	20,460	24.6%	19,783	24.6%
Impaired asset charge	2,465	3.0%	—	0.0%

Income (loss) from operations	(775)	-0.9%	636	0.8%
Other income, net	1,838	2.2%	1,901	2.4%

Income before income taxes	1,063	1.3%	2,537	3.2%
Income tax provision	(16)	0.0%	(652)	-0.8%

Net income	$1,047	1.3%	$1,885	2.3%

Basic earnings per share:	$0.09		$0.16

Diluted earnings per share:	$0.09		$0.16

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	26 Weeks Ended May 28, 2005		26 Weeks Ended May 29, 2004
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$163,815	100.0%	$156,923	100.0%

Cost of sales	120,369	73.5%	116,837	74.5%

Gross profit	43,446	26.5%	40,086	25.5%

Selling, general and administrative	40,488	24.7%	38,280	24.4%
Gain on sale of property	—	0.0%	(3,890)	-2.5%
Restructuring and impaired asset charges	2,465	1.5%	2,840	1.8%

	42,953	26.2%	37,230	23.7%

Income from operations	493	0.3%	2,856	1.8%
Other income, net	3,808	2.3%	2,914	1.9%

Income before income taxes	4,301	2.6%	5,770	3.7%
Income tax provision	(890)	-0.5%	(1,557)	-1.0%

Net income	3,411	2.1%	4,213	2.7%

Basic earnings per share:	$0.29		$0.36

Diluted earnings per share:	$0.29		$0.36

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	26 Weeks Ended May 28, 2005	26 Weeks Ended May 29, 2004
Net income as reported	$3,411	$4,213
Gain on sale of property, net of income taxes	—	(2,840)
Restructuring and impaired asset charges, net of income taxes	1,528	2,073

Net income as adjusted	$4,939	$3,446

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)

	26 Weeks Ended May 28, 2005	26 Weeks Ended May 29, 2004
Diluted earnings per share	$0.29	$0.36
Gain on sale of property, net of income taxes	—	(0.24)
Restructuring and impaired asset charges, net of income taxes	0.13	0.18

Diluted earnings per share as adjusted	$0.42	$0.30

Reconciliation of Net Income as Reported to Net Income as Adjusted (Unaudited) (In thousands, except for per share data)

	13 Weeks Ended May 28, 2005	13 Weeks Ended May 29, 2004
Net income as reported	$1,047	$1,885
Impaired asset charge, net of income taxes	1,528	—

Net income as adjusted	$2,575	$1,885

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)

	13 Weeks Ended May 28, 2005	13 Weeks Ended May 29, 2004
Diluted earnings per share	$0.09	$0.16
Impaired asset charge, net of income taxes	0.13	—

Diluted earnings per share as adjusted	$0.22	$0.16

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited) May 28, 2005	November 27, 2004
Assets

Current assets
Cash and cash equivalents	$7,914	$4,022
Accounts receivable, net	40,510	40,507
Inventories	47,596	47,285
Deferred income taxes	3,526	2,753
Assets held for sale	1,083	4,130
Other current assets	3,299	3,980

Total current assets	103,928	102,677

Property and equipment, net	40,699	40,243

Investments	75,288	73,520
Retail real estate, net	55,446	53,085
Notes receivable, net	11,546	14,642
Other, net	15,480	13,199

	157,760	154,446

Total assets	$302,387	$297,366

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$15,852	$19,948
Accrued liabilities	23,869	18,601

Total current liabilities	39,721	38,549

Long-term liabilities
Employee benefits	9,284	9,423
Long-term debt	5,388	—
Real estate notes payable	15,375	15,604
Distributions in excess of affiliate earnings	11,955	12,578

	42,002	37,605

Commitments and Contingencies

Stockholders’ equity
Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding - 11,792,575 in 2005 and 11,681,792 in 2004	58,884	58,680
Retained earnings	157,043	158,341
Additional paid-in-capital	1,939	1,373
Accumulated other comprehensive income - unrealized holding gains, net of income tax	2,798	2,818

Total stockholders’ equity	220,664	221,212

Total liabilities and stockholders’ equity	$302,387	$297,366

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	26 Weeks Ended May 28, 2005	26 Weeks Ended May 29, 2004
Operating Activities
Net income	$3,411	$4,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,656	4,959
Equity in undistributed income of investments	(5,533)	(5,061)
Provision for write-down of impaired assets	2,465	2,103
Provision for losses on trade accounts receivable	1,180	550
Net gain from sales of investments	(393)	(78)
Net gain from sales of property and equipment	—	(3,890)
Deferred income taxes	(322)	707
Changes in employee benefit liabilities	(138)	(226)
Changes in operating assets and liabilities, exclusive of assets and liabilities impacted by a business combination:
Trade accounts receivable	(619)	(1,504)
Inventories	3,243	820
Other current assets	(312)	60
Notes receivable	110	513
Accounts payable and accrued liabilities	(2,148)	(819)

Net cash provided by operating activities	5,600	2,347

Investing Activities
Purchases of property and equipment, net	(2,139)	(2,027)
Purchases of retail real estate	(3,361)	(3,329)
Proceeds from sales of property and equipment	1,511	8,081
Proceeds from sales of investments	9,173	10,482
Purchases of investments	(7,611)	(16,904)
Acquisition of Dallas liscensee stores, net of cash acquired (1)	(200)	—
Dividends from an affiliate	2,342	2,343
Other, net	(1,231)	489

Net cash used in investing activities	(1,516)	(865)

Financing Activities
Borrowings under revolving credit arrangement	4,000	—
Repayments of real estate notes payable	(228)	—
Issuance of common stock, net	745	1,761
Repurchases of common stock	—	(772)
Cash dividends	(4,709)	(4,670)

Net cash used in financing activities	(192)	(3,681)

Net change in cash and cash equivalents	3,892	(2,199)

Cash and cash equivalents, beginning of period	4,022	15,181

Cash and cash equivalents, end of period	$7,914	$12,982

(1)	On a non-cash basis, the transaction included consolidating $5,741 of current assets, $1,779 of fixed assets, $3,316 of current liabilities, and $1,388 of long-term debt.